As filed with the Securities and Exchange Commission on December 29, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	500 Canal Street Lewiston, Maine 04240	01-0425066
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(IRS Employer Identification No.)

NORTHEAST BANCORP

2010 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Richard Wayne

Chief Executive Officer

Northeast Bancorp

500 Canal Street

Lewiston, Maine 04240

(207) 786-3245

(Name, address and telephone number, including area code, of agent for service)

With copies to:

William P. Mayer, Esq.

Goodwin Procter LLP

53 State Street

Boston, MA

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Voting Common Stock, par value $1.00 per share	810,054	$ 16.85	$ 13,649,410	$ 1,584.70
Non-Voting Common Stock, par value $1.00 per share	810,054	$ 16.85	$ 13,649,410	$ 1,584.70
Total			$ 27,298,820	$ 3,169.40

(1)	This registration statement relates to 810,054 shares of voting common stock, par value $1.00 per share (the “Voting Common Stock”), and 810,054 shares of non-voting common stock, par value $1.00 per share (the “Non-Voting Common Stock”, and together with the Voting Common Stock, the “Common Stock”), of Northeast Bancorp that may be issued under the Northeast Bancorp 2010 Stock Option and Incentive Plan (the “Plan”) plus such indeterminate number of additional shares of Common Stock as may be required pursuant to the Plan in the event of a stock dividend, stock split, recapitalization or other similar event.
(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of Northeast’s common stock on December 21, 2010, as reported on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The documents listed below, which have previously been filed by Northeast Bancorp (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Commission on September 28, 2010;

(b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 10, 2010;

(c) Current Reports on Form 8-K filed with the Commission on October 19, 2010 and December 13, 2010; and

(d) The description of the Common Stock contained in the Registration Statement on Form S-4 filed, as amended (File No. 333-167295).

In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Description of Non-Voting Common Stock

General

Holders of the Non-Voting Common Stock are entitled to receive dividends if, as and when declared by the Company’s board of directors out of any funds legally available for dividends. Holders of the Non-Voting Common Stock are also entitled, upon the Company’s liquidation, and after claims of creditors and the preferences of Series A preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata the Company’s net assets. The Company pays dividends on the Non-Voting Common Stock only if it has paid or provided for all dividends on the outstanding series of preferred stock for the then current period and, in the case of any cumulative preferred stock, all prior periods. The Company’s board of directors is classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. At each annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

The Company’s Series A preferred stock has preference over the Non-Voting Common Stock with respect to the payment of dividends and the distribution of assets in the event of the Company’s liquidation or dissolution. The Company’s preferred stock also has such other preferences as currently, or as may be, fixed by the Company’s board of directors.

Shares of the Non-Voting Common Stock have no voting power and are not entitled to vote on any matter, provided that shares of the Non-Voting Common Stock are entitled to vote with respect to matters as to which shares of the Non-Voting Common Stock are otherwise permitted to vote pursuant to 12 C.F.R. § 225.2(q)(2) and section 1004(1) of the Maine Business Corporation Act, as in effect from time to time, or any successor provisions thereto.

Shares of the Non-Voting Common Stock will remain the Non-Voting Common Stock in the hands of the holder thereof and shall automatically convert into shares of the Voting Common Stock solely (i) upon a transfer of such shares of the Non-Voting Common Stock to a transferee that is not an affiliate of the transferor for purposes of the Bank Holding Company Act and the Change in Bank Control Act or (ii) to the extent necessary to maintain the percentage of the outstanding Voting Common Stock held by such holder of the Non-Voting Common Stock as of immediately prior to any transaction, the effect of which transaction would be to otherwise decrease such percentage of the Voting Common Stock held by such holder of the Non-Voting Common Stock by increasing the number of shares of the Voting Common Stock outstanding.

Shares of the Non-Voting Common Stock may be transferred solely where such transfer is made (i) to an affiliate of such transferor of the Non-Voting Common Stock for purposes of the Bank Holding Company Act and the Change in Bank Control Act, (ii) in a widespread public distribution (iii) to a transferee that holds or controls more than 50% of any class of the Company’s voting securities, (iv) in one or more transactions in which no transferee (or group of transferees whose ownership of the Company’s securities must be aggregated for purposes of the Bank Holding Company Act and the Change in Bank Control Act) receives ownership or control of such securities for purposes of the Bank Holding Company Act and the Change in Bank Control Act representing 2% or more of any class of the Company’s voting securities, (v) in one or more open market transactions effected on a stock exchange, electronic communications network, or similar execution system or in the over-the-counter market where the transferring holder has no prior knowledge of or control or influence over the identity of the ultimate transferees, (vi) to the Company with its approval in its sole discretion, or (vii) as part of a transaction approved by the Board of Governors of the Federal Reserve System.

Shares of the Non-Voting Common Stock are not redeemable, and have no subscription rights, preemptive rights or sinking fund provisions. Outstanding shares of the Non-Voting Common Stock are validly issued, fully paid and non-assessable. Except with respect to the power to vote, shares of the Non-Voting Common Stock have the same rights, preferences and limitations as shares of the Voting Common Stock.

Anti-Takeover Provisions

The Company’s articles of incorporation and bylaws include certain provisions which may be considered to be “anti-takeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over the Company by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of the Company by providing a measure of assurance that the Company’s shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the anti-takeover provisions set forth in the Company’s articles of incorporation and bylaws, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to the Non-Voting Common Stock. To the extent that these provisions actually discourage such a transaction, holders of the Non-Voting Common Stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of the Company, even if their removal would be regarded by some shareholders as desirable.

The provisions in the Company’s articles of incorporation that may be considered to be “anti-takeover” in nature include the following:

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the board of directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that limits the right of the shareholders to amend the bylaws; and

•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the articles of incorporation.

In addition, a provision in the bylaws that limits the permissible number of directors may be considered to be anti-takeover in nature.

Section 1109 of the Maine Business Corporation Act also may have some anti-takeover effect. Section 1109 of the Maine Business Corporation Act generally provides that a Maine corporation which has a class of voting stock registered or traded on a national securities exchange or under the Securities Exchange Act of 1934, such as the Company, may not engage in any business combination for five years following an interested shareholder’s stock acquisition date unless the business combination is (1) approved by the corporation’s board of directors prior to that interested shareholder’s stock acquisition date or (2) approved, subsequent to that interested shareholder’s stock acquisition date, by the board of directors of the Maine corporation and authorized by the holders of a majority of the outstanding voting stock of the corporation not beneficially owned by that interested shareholder or any affiliate or associate thereof or by persons who are either directors or officers and also employees of the corporation. An interested shareholder is defined to include any person, firm or entity that is directly or indirectly the beneficial owner of 25% or more of the outstanding voting stock of the corporation, other than by reason of a revocable proxy given in response to a proxy solicitation conducted in accordance with the Securities Exchange Act of 1934, which is not then reportable on a Schedule 13D under the Securities Exchange Act of 1934, and stock acquisition date is defined to mean the date that any person, firm or entity first becomes an interested shareholder of that corporation.

The foregoing description of the Non-Voting Common Stock is intended to be a summary only and is qualified in its entirety by the full text of the Company’s articles of incorporation, incorporated herein by reference to Annex D of the Company’s Registration Statement on Form S-4, as amended (File No. 333-167295).

Item 6.	Indemnification of Directors and Officers.

The Maine Business Corporate Act provides that a corporation may indemnify a director or officer who is a party to a proceeding because that individual is a director or officer of the corporation against liability incurred in the proceeding, if (i) the individual’s conduct was in good faith; (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation; and in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

The Company’s articles of incorporation and bylaws provide that each director and officer shall be indemnified and held harmless by the Company as referenced above. Advances against expenses may be made under the bylaws and any other indemnification agreement that may be entered into by the Company and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts.

The Company has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against any such person and incurred by such person in any such capacity, subject to certain exclusions.

Item 8.	Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this registration statement.

4.1	Amended and Restated Articles of Incorporation, dated December 29, 2010 of Northeast Bancorp (incorporated by reference to Annex D of the Company’s Registration Statement on Form S-4, as amended (File No. 333-167295)).

4.2	Letter Agreement, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

4.3	Warrant for Purchase of Shares of Common Stock, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

5.1	Legal opinion from Pierce Atwood LLP.*

23.1	Consent of Shatswell, MacLeod & Company, P.C.*

23.2	Consent of Pierce Atwood LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of attorney (included in the signature page to this registration statement).*

99.1	Northeast Bancorp 2010 Stock Option and Incentive Plan.*

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewiston, State of Maine, on this 29th day of December, 2010.

NORTHEAST BANCORP

By:	/S/ Richard Wayne
Richard Wayne
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Northeast Bancorp, hereby severally constitute Richard Wayne and Claire Bean and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Northeast Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Richard Wayne	Chief Executive Officer and Director	December 29, 2010
Richard Wayne	(Principal Executive Officer)

/S/ Claire Bean	Chief Financial Officer and Chief Operating Officer	December 29, 2010
Claire Bean	(Principal Financial Officer and Principal Accounting Officer)

/S/ Robert Glauber	Chairman of the Board	December 29, 2010
Robert Glauber

/S/ Matthew Botein	Director	December 29, 2010
Matthew Botein

/S/ Cheryl Dorsey	Director	December 29, 2010
Cheryl Dorsey

/S/ Peter McClean	Director	December 29, 2010
Peter McClean

/S/ John C. Orestis	Director	December 29, 2010
John C. Orestis

/S/ Adam Shapiro	Director	December 29, 2010
Adam Shapiro

/S/ David Tanner	Director	December 29, 2010
David Tanner

/s/ Judith E. Wallingford	Director	December 29, 2010
Judith E. Wallingford

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation, dated December 29, 2010 of Northeast Bancorp (incorporated by reference to Annex D of the Company’s Registration Statement on Form S-4, as amended (File No. 333-167295)).

4.2	Letter Agreement, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

4.3	Warrant for Purchase of Shares of Common Stock, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

5.1	Legal opinion from Pierce Atwood LLP.*

23.1	Consent of Shatswell, MacLeod & Company, P.C.*

23.2	Consent of Pierce Atwood LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of attorney (included in the signature page to this registration statement).*

99.1	Northeast Bancorp 2010 Stock Option and Incentive Plan.*

*	Filed herewith